Exhibit 10.5

Business Services
Agreement

For

GRC Partners Group Inc

Effective Date of Contract: January 20, 2015

Results-Based Outsourcing Inc

2490 Blackrock Turnpike
Fairfield CT 06825
www.rboutsourcing.com

Relationship Manager:
   William Schloth
info@rboutsourcing.com
phone: 203.635.7600

Let the following serve as a general description of the terms and conditions of services to be provided by (the “Agreement”) Results-Based Outsourcing Inc (“Consultant”), a Delaware corporation, to GRCR Partners Group Inc (the “Client”)

I.    General Description of Duties and Responsibilities:

The Consultant will be responsible for assisting the Client with business services (the “Services”).  Details of the Services, deliverables and projected timeline have been provided under the Exhibit A.

II.  Other Terms and Conditions.

Independent Contractor Relationship.   Nothing herein or as per contract otherwise signed shall be construed to create the relationship of employer and employee between the Client and Consultant.    Consultant recognizes, understands and agrees that as an independent contractor, (1) Consultant is not entitled to unemployment insurance benefits; (2) Consultant is not entitled to workers compensation benefits; and (3) Consultant is obligated to file federal and state income tax reports on any monies paid pursuant this arrangement.

Authority.  Consultant will have no authority whatsoever to assume or create any obligation, liability, or undertake and responsibility whatsoever, express or implied on behalf of or in the name of the Client or any affiliate.

Confidentiality.   Each the Consultant and Client acknowledges that during the course of this Agreement, they may acquire information regarding the other or its affiliates, its business activities and operations or those of its Clients and suppliers, and its trade secrets including without limitation its Client lists, prospective Clients, rates, network configuration, traffic volume, financial information, computer software, service, processes, methods, knowledge, research, development or other information of a confidential and proprietary nature (hereinafter “Confidential Information”). Each of the Consultant and Client shall hold such information in strict confidence and shall not reveal the same, except for any information which is: (a) generally available to or known to the public; (b) known to such party prior to the negotiations leading to this Agreement; (c) independently developed by such party outside the scope of this Agreement; or (d) lawfully disclosed by or to a third party or tribunal. The Confidential Information to which each of the Consultant and Client obtain access shall be safeguarded by a Party when receiving the Confidential Information of the other to the same extent that it safeguards its own confidential materials or data relating to its own business and each of the Consultant and Client agree to limit access to such Confidential Information to employees, agents or representatives who have a need to know such information in order to perform the obligations set forth in this Agreement and further the rights and responsibilities of the Parties.

Termination.  This Agreement may be terminated (i) by Client without cause and without further obligation to Consultant with 30 days written notice, (ii) by the Consultant following a material breach of this Agreement by Client, provided the Client has not cured the breach within such notice period.   If either party is in material breach of this Agreement, the other party shall notify the breaching party in writing specifying the nature of the breach.  The breaching party shall have fifteen (15) days from receipt of that notice to correct the breach.   If the breach is not cured within that time period, the other party may terminate this Agreement by providing the breaching party with written notice of termination

Mutual Indemnification. Other than those requirements identified under this Agreement and as amended in writing, the Consultant and/or its personnel shall not be liable for consequential, special, indirect, incidental, punitive, or exemplary loss, damage, cost or expense (including, without limitation, lost profits and opportunity costs).   The Client agrees to indemnify and hold harmless the Consultant and its personnel and any affiliate of from and against any and all actions, losses, damages, claims, liabilities, costs and expenses (including without limitation, reasonable legal fees and expenses) arising in any way out of or relating to this Agreement.   The provisions of this section shall survive the completion or termination of this engagement.

Applicable Law.   This Agreement shall be governed by and construed in accordance with the laws of the State of New York.   Should a breach of this Agreement, (including but no limited to non-payment of monies owed) occur, the breaching party, agrees to pay all costs of collection, including, reasonable attorney's fee, in the case that any payments due here-in-under are not paid in a timely manner, or in case it becomes necessary to protect the interests hereof, whether suit be brought or not.   Until such a time that a breach is corrected, and, if applicable, any outstanding balances owed or unrecovered fee advances due will accrue interest at a rate of ten 10% per annum.

Invalidity.   Except as otherwise specified herein, the invalidity or unenforceability of any term or terms of this agreement shall not invalidate, make unenforceable or otherwise affect any other term of this agreement which shall remain in full force and effect.

Waiver.   No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof or of any other agreement or provision herein contained. No extension of time for performance of any obligations or acts shall be deemed an extension of time for performance of any other obligations or acts.

[Rest of Page Intentionally Left Blank – Signatures to Follow]

Acceptance

The Client agrees to all the terms of this Agreement and verifies that undersigned is authorized to make binding contracts and Agreements on behalf of the Client named in this Agreement.

Client Name: GRCR Partners Group Inc	Please scab this signed Agreement in its entirety back to contracts@rboutsourcing.com.
By: Sean Conrad
Signature: // Sean Conrad
Date Signed: 1/20/2015

As acknowledged and agreed to by

Results-Based Outsourcing Inc

Name: Mary Ellen Schloth, CEO
Signature: //Mary Ellen Schloth
Date: 1/20/15

Exhibit A – Services Description

Engagement Type (*):	Fixed Term Agreement plus project work as needed
Initial Payment:	(T)
Fee:	(T)
Assessment & Setup Costs:	Waived
Billing Start Date:	On Effective Date
Payment Terms:	On or before the 1st of each calendar month

Deliverables/On-Call Resources:

•	General business advisory
•	Global growth - operating and business development support, including accounting, HR and financial reporting
•	Assistance with internal financial and performance reporting as well as external regulatory reporting
•	Assistance with website development and US plan and marketing, lead generation plan development and execution
•	Coordinate of professional service providers (ie legal, auditors, transfer agent)
•	Work on in-house operations manual and development of supporting software tools to streamline and automate the client delivery system

(T) DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE COMMISSION